Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER THE BIODELIVERY SCIENCES INTERNATIONAL, INC.

2019 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the BioDelivery Sciences International, Inc. 2019 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), BioDelivery Sciences International, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in service as a member of the Board on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date

(___%)

(___%)

(___%)

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Service. If the Grantee’s service with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. Notwithstanding the foregoing, in the case of a Grantee’s Retirement, any unvested Restricted Stock Units shall become immediately vested and nonforfeitable and the date of such Retirement shall be deemed the Vesting Date with respect to such accelerated Restricted Stock Units. For purposes of this Agreement, “Retirement” means the fulfillment of each of the following conditions: (i) the Grantee is in good standing with the Company as determined by the Administrator; (ii) the voluntary termination by the Grantee of the Grantee’s employment or service to the Company and (B) that at the time of such voluntary termination, the sum of: (1) the Grantee’s age (calculated to the nearest month, with any resulting fraction of a year being calculated as the number of months in the year divided by 12) and (2) the Grantee’s years of employment or service with the Company (calculated to the nearest month, with any resulting fraction of a year being calculated as the number of months in the year divided by 12) equals at least 62 (provided that, in any case, the foregoing shall only be applicable if, at the time of Retirement, the Grantee shall be at least 55 years of age and shall have been employed by or served with the Company for no less than 5 years).

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than 30 days after the Vesting Date), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding the foregoing, in the event the Grantee becomes vested in the Restricted Stock Units on account of his or her Retirement, if the Grantee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) upon his Retirement, the shares of Stock shall not be issued to the Grantee until the seventh month after the Grantee’s “separation from service” within the meaning of Section 409A.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are either exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code or compliant with Section 409A of the Code.

7. No Obligation to Continue as a Director. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a Director.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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